UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 19, 2005

MANPOWER INC.

(Exact name of registrant as specified in its charter)

Wisconsin	1-10686	39-1672779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5301 North Ironwood Road Milwaukee, Wisconsin	53217
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (414)  961-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

On December 14, 2005, the Board of Directors of Manpower Inc. approved, based on the recommendation of the Nominating and Governance Committee, a revised compensation program for non-employee directors of the Company (the “Program”) and revised Terms and Conditions Regarding the Grant of Awards to Non-Employee Directors under the 2003 Equity Incentive Plan of Manpower Inc. (the “Terms and Conditions”).  The Program and the Terms and Conditions are effective January 1, 2006.

Under the Program, non-employee directors will be paid a cash retainer equal to $60,000 per year.  The chairman of the audit committee will be paid an additional cash retainer equal to $15,000 per year, and other committee chairmen will be paid an additional cash retainer equal to $10,000 per year.  Non-employee directors will also be paid $2,000 per board or committee meeting attended in person, and $1,000 per board or committee meeting attended telephonically.  In addition, each director will be reimbursed for travel expenses incurred in connection with attending board of directors and committee meetings.

Under the Program and the Terms and Conditions, non-employee directors may elect to receive deferred stock under the 2003 Equity Incentive Plan in lieu of the annual cash retainer (but not in lieu of the cash meeting fees).  Elections may cover 50%, 75% or 100% of the annual cash retainer payable to the director for the election period to which the annual cash retainer is payable.  An election period begins on January 1st of each year or the date of the director’s initial appointment to the board of directors, whichever is later, and ends on the termination of a director’s tenure as a director or December 31st, which ever is earlier.  The deferred stock will be granted to the director following the end of the election period to which the election applies.  The number of shares of deferred stock granted to the director will be equal to the amount of the annual cash retainer to which the election applies, divided by the average of the closing prices of the Company’s common stock on the last trading day of each full or partial calendar quarter covered by the election period.  Deferred stock will be settled in shares of the Company’s common stock on a one-for-one basis on the earlier of the third anniversary of the date of grant or within 30 days after the date of termination of a director’s tenure as a director.  The director will have the right to extend the deferral period by at least five years, and thereafter to extend any previously extended deferral period by at least five more years, provided that the election to extend is made within the required time period.

Under the Program and the Terms and Conditions, each non-employee director will also receive an annual grant of deferred stock under the 2003 Equity Incentive Plan.  The grant will be effective on the first day of each year, and the number of shares granted will equal $100,000 ($117,000 for calendar year 2006) divided by the closing price of a share of the Company’s common stock on the last business day of the preceding year.  Such deferred stock will vest in equal quarterly installments on the last day of each calendar quarter during the year.  The deferred stock will be settled and the director will have the right to extend the deferral period in the same manner as provided above.  Instead of receiving the grant of deferred stock, non-employee directors will have the right to elect to receive the same number of shares of restricted stock under the 2003 Equity Incentive Plan.

The Program and the Terms and Conditions also contain provisions relating to dividends on deferred stock, transition rules relating to prior compensation programs and non-employee director stock ownership guidelines.

The description of the Program and the Terms and Conditions does not purport to describe all of the terms of the Program and the Terms and Conditions and is qualified by reference to the full text of those documents, copies of which are attached to this report as Exhibits 10.1 and 10.2 and incorporated herein by reference.

Item 9.01

Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Manpower Inc. Compensation for Non-Employee Directors (Effective January 1, 2006)

10.2	Terms and Conditions Regarding the Grant of Awards to Non-Employee Directors under the 2003 Equity Incentive Plan of Manpower Inc. (Amended and Restated Effective January 1, 2006)

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 19, 2005	MANPOWER INC.

By: /s/ Michael J. Van Handel
Michael J. Van Handel Executive Vice President – Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Manpower Inc. Compensation for Non-Employee Directors (Effective January 1, 2006)

10.2	Terms and Conditions Regarding the Grant of Awards to Non-Employee Directors under the 2003 Equity Incentive Plan of Manpower Inc. (Amended and Restated Effective January 1, 2006)